FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Fund	Fidelity California Municipal Income Fund
Trade Date	5/19/2016
Settle Date	6/1/2016
Security Name	LA CA MUNI IMPT(LOS ANGELES CA) 5% 11/1/36
CUSIP	544587K31
Price	122.184
Transaction Value	$ 1,832,760.00
Class Size	$ 420,950,000.00
% of Offering	0.356%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (3)	Academy Securities, Inc.
Underwriting Members: (4)	Fidelity Capital Markets